Exhibit 10.2

WADDELL & REED FINANCIAL, INC.

1998 EXECUTIVE STOCK AWARD PLAN

As Amended and Restated

Waddell & Reed Financial, Inc. previously established the Waddell & Reed Financial, Inc. 1998 Executive Deferred Compensation Stock Award Plan (formerly named the Waddell & Reed Financial, Inc. 1998 Executive Deferred Compensation Stock Option Plan), as amended effective December 12, 2002 and as further amended effective on each of March 11, 2003 (which March 11, 2003 amendment was submitted to and approved by the Company’s stockholders at the Company’s 2003 Annual Meeting of Stockholders), January 1, 2004 and October 14, 2004 (as amended, the “Original Plan”).  Pursuant to the powers reserved in Section 8.1 in the Original Plan, the Original Plan is amended and restated effective October 19, 2005 as follows (the Original Plan, as amended and restated the “Plan”).

ARTICLE 1
Purposes of the Plan

Section 1.1.  Purposes.  The purposes of the Plan are to promote the long-term growth of the Company by providing a vehicle for Eligible Executives (as defined below) to increase their proprietary interest in the Company and to attract and retain highly qualified Eligible Executives.

ARTICLE 2
Definitions

Section 2.1.  Definitions.  Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

“Accounting Firm” has the meaning assigned such term in Section 11.1(b).

“Acquisition” has the meaning assigned such term in Section 9.3.

“Acquisition Consideration” means the kind and amount of shares of capital stock of the surviving or new corporation, cash, securities, evidence of indebtedness, other property or any combination thereof receivable in respect of one Share upon consummation of an Acquisition.

“Affiliate” means (a) any corporation (other than a Subsidiary), partnership, joint venture or any other entity in which the Company owns, directly or indirectly, at least a ten percent beneficial ownership interest, and (b) the Company’s parent company, if any.

“Annual Bonus” means the annual cash bonus payable by the Company to an Eligible Executive for services to the Company or any of its Affiliates, as such amount may be determined from year to year.

“Annual SORP Exercise Date” has the meaning assigned such term in Section 6.5.

“Award” means the grant of an Option or Restricted Stock to a Participant pursuant to the terms, conditions and limitations that the Committee may establish in order to fulfill the objectives of the Plan.

“Award Grant Date” means the date on which an Award of Options or Restricted Stock, as the context applies, is made under the Plan which, unless the Committee determines otherwise, shall be not later than April 15th of the calendar year following the year in which Salary or Annual Bonus converted pursuant to a Conversion Election Form is earned.

“Award Agreement” means a written agreement by and between the Company and a Participant evidencing an award of Options or Restricted Stock, as applicable, under the Plan.

“Awardee” means a Participant to whom an outstanding Award has been granted or, in the event of such Participant’s death prior to the expiration of an Option or the lapse of restrictions encumbering Restricted Stock, such Participant’s Beneficiary.

“Beneficiary” means any person or persons designated by a Participant, in accordance with procedures established by the Committee or Plan Administrator, to receive benefits hereunder in the event of the Participant’s death.  If any Participant fails to designate a Beneficiary or designates a Beneficiary who fails to survive the Participant, the Beneficiary shall be the Participant’s surviving spouse, or, if none, the Participant’s surviving descendants (who shall take per stirpes) and if there are no surviving descendants, the Beneficiary shall be the Participant’s estate.

“Board” means the Board of Directors of the Company.

“Bonus Conversion Election Date” means the date established by the Plan as the date by which an Eligible Executive must submit a valid Bonus Conversion Election Form to the Plan Administrator in order to convert Annual Bonus to an Award under the Plan for a calendar year.  Unless otherwise determined by the Committee, for each calendar year, the Bonus Conversion Election Date is June 30 of the calendar year for which the Annual Bonus is to be earned; provided, however, that if an executive officer becomes an Eligible Executive on or after June 1 of any calendar year, such election may be made within 30 days after the date on which such executive officer becomes an Eligible Executive.

“Bonus Conversion Election Form” means a form, substantially in the form attached hereto as Exhibit A, pursuant to which a Participant elects to convert Annual Bonus to an Award pursuant to Section 5.1.

“Business Day” means a day on which the New York Stock Exchange or other principal national securities exchange or over-the-counter market on which the Shares are then traded is open for business.

“Change in Control” means the occurrence of any of the following:

(a)           when any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company or a Subsidiary thereof or any Company employee benefit plan), is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities;

(b)           the effective date of any transaction or event relating to the Company that is required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of the Exchange Act;

(c)           when, during any period of two consecutive years during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board, cease for any reason other than death to constitute at least a majority thereof, unless each director who was not a director at the beginning of such period was elected by, or on the recommendation of, at least two-thirds of the directors at the beginning of such period; or

(d)           the effective date of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a Subsidiary thereof through the purchase of assets, by merger, or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Committee” means the Compensation Committee of the Board.

“Company” means Waddell & Reed Financial, Inc., a Delaware corporation, and its successors.

“Conversion Election Form” means a Bonus Conversion Election Form and/or a Salary Conversion Election Form, as the context requires.

“Covered Employee” means (a) the chief executive officer of the Company, and (b) any person designated by the Committee, at the time of grant of Performance Awards, who the Committee believes is likely to be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) with respect to the fiscal year during which the Performance Award is granted or in the foreseeable future.

“Disability” means total and permanent disability as determined under the Company’s long-term disability program, whether or not the Participant is covered under such program.  If no such program is in effect, the Disability of a Participant shall be determined in good faith by the Board (excluding the Participant, if applicable).

“Eligible Executive” means an executive officer of the Company or any of its Affiliates, as may be selected by the Chairman of the Board or the Committee or its designee from year to year.

“Excess Parachute Payment” has the meaning assigned such term in Section 11.(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, unless otherwise determined in good faith by the Committee or required by applicable law, as of any given date, the closing sale price of a Share on such date on the New York Stock Exchange or other principal national securities exchange or over-the-counter market on which the Shares are then traded or, if there is no sale on that day, then on the last previous Business Day on which a sale was reported.

“Gross-Up Payment” has the meaning assigned such term in Section 11.1(a).

“Option” means an option to purchase Shares granted pursuant to Article 6.  Options granted under the Plan are not incentive stock options within the meaning of Section 422 of the Code.

“Participant” means any Eligible Executive who is participating in the Plan.

“Performance Award” means any Option or award of Restricted Stock granted under the Plan to a Covered Employee that the Committee intends to be performance-based compensation under Section 162(m)(4)(C) of the Code.

“Plan” means the Waddell & Reed Financial, Inc. 1998 Executive Stock Award Plan, as Amended and Restated, as set forth herein and as may be amended, modified or supplemented from time to time.

“Plan Administrator” means the Committee or its delegee of administrative duties under the Plan pursuant to Section 3.2.

“Potential Change in Control” means the occurrence of any of the following:

                (i)            the entering into of an agreement by the Company, the consummation of which would result in a Change in Control; or

                (ii)           the acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than the Company or a Subsidiary or any Company employee benefit plan) of securities of the Company representing 5% or more of the combined voting power of the Company’s outstanding securities and the adoption by the Board of a resolution to the effect that a Potential Change in Control of the Company has occurred for purposes of this Plan.

“Restricted Stock” means Shares that are subject to certain restrictions and/or a risk of forfeiture granted pursuant to Article 6.

“Salary” means the salary payable by the Company to an Eligible Executive for services to the Company or any of its Affiliates, as such amount may be changed from time to time.

“Salary Conversion Election Date” means the date established by the Plan as the date by which an Eligible Executive must submit a valid Salary Conversion Election Form to the Plan Administrator in order to convert Salary to an Award under the Plan for a calendar year.  Unless otherwise determined by the Committee, for each calendar year in which Salary will be earned, the Salary Conversion Election Date is the last day of the preceding calendar year; provided, however, that in the case of an executive officer who becomes an Eligible Executive on or after January 1 of the calendar year in which Salary that is to be converted into an Award is earned, such election may be made within 30 days after the date on which such executive officer becomes an Eligible Executive.

“Salary Conversion Election Form” means a form, substantially in the form attached hereto as Exhibit B, pursuant to which a Participant elects to convert Salary to an Award pursuant to Section 5.1.

“Shares” means shares of the Company’s Class A common stock, par value $.01.

“SORP” has the meaning assigned such term in Section 6.5.

“SORP Option” has the meaning assigned such term in Section 6.5.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

“Tax Counsel” has the meaning assigned such term in Section 11.1(a).

ARTICLE 3
Administration of the Plan

Section 3.1.  Administrator of the Plan.  The Plan shall be administered by the Committee, except as may be delegated pursuant to Section 3.2.  To the extent required by Section 162(m)(4)(C) of the Code, only outside directors shall administer the Plan with respect to Covered Employees.

Section 3.2.  Authority of Committee.  The Committee shall have full power and authority to (a) interpret and construe the Plan and adopt such rules and regulations as it shall deem necessary and advisable to implement and administer the Plan, and (b) designate persons other than members of the Committee or the Board to carry out its responsibilities, subject to such limitations, restrictions and conditions as it may prescribe, such determinations to be made in accordance with the Committee’s business judgment as to the best interests of the Company and its stockholders and in accordance with the purposes of the Plan.  Subject to Section 3.1, the Committee may delegate administrative duties under the Plan to one or more agents as it shall deem necessary or advisable.

Section 3.3.  Effect of Committee Determinations.  No member of the Committee or the Board or the Plan Administrator shall be personally liable for any action or determination made in good faith with respect to the Plan or any Award or to any settlement of any dispute between a Participant and the Company.  Any decision or action taken by the Committee, the Board or the Plan Administrator with respect to an Award or the administration or interpretation of the Plan shall be conclusive and binding upon all persons.

ARTICLE 4
Participation

Section 4.1.  Election to Participate.  The Chairman of the Board or the Committee or its designee shall designate each year those executive officers who shall be Eligible Executives for the coming year.  An Eligible Executive may participate in the Plan by delivering to the Plan Administrator a properly completed and signed (a) Salary Conversion Election Form on or before the Salary Conversion Election Date, and/or (b) Bonus Conversion Election Form on or before the Bonus Conversion Election Date.  An Eligible Executive’s participation in the Plan will be effective as of the date the Plan Administrator receives the Eligible Executive’s Salary or Bonus Conversion Election Form.  An Eligible Executive shall not be entitled to any benefit hereunder unless such Eligible Executive has properly completed a Conversion Election Form.

Section 4.2.  Irrevocable Election.  A Participant may not revoke or change his or her Conversion Election Form for a calendar year.

Section 4.3.  No Right to Continue as an Employee.  Nothing contained in the Plan shall be deemed to give any Eligible Executive the right to be retained as an employee of the Company or any of its Affiliates.

ARTICLE 5
Plan Benefits

Section 5.1.  Conversion of Annual Bonus or Salary.  An Eligible Executive may elect to convert up to 100% of his or her Annual Bonus and/or Salary (in increments of 10% or $10,000) to Awards in accordance with the terms of the Plan.

                (a)           Time of Conversion Election.  An Eligible Executive who wishes to convert Salary for a calendar year to an Award pursuant to Article 6 must irrevocably elect to do so on or prior to the Salary Conversion Election Date for such calendar year, by delivering a valid Salary Conversion Election Form to the Plan Administrator.  The Salary Conversion Election Form shall indicate the percentage or dollar amount of Salary to be converted to Awards.  An Eligible Executive who wishes to convert Annual Bonus for a calendar year to an Award pursuant to Article 6 must irrevocably elect to do so on or prior to the Bonus Conversion Election Date for such calendar year, by delivering a valid Bonus Conversion Election Form to the Plan Administrator.  The Bonus Conversion Election Form shall indicate the percentage or dollar amount of Annual Bonus to be converted to an Award.

                (b)           Responsibility for Investment Choices.  Each Participant is solely responsible for any decision to convert Annual Bonus and/or Salary to Awards under the Plan and accepts all investment risks entailed by such decision, including the risk of loss and a decrease in the value of the amounts he or she elects to convert.

Section 5.2.  Award Converted from Annual Bonus at Committee Direction.  The Committee, in its sole discretion, may direct that all or any portion of the Annual Bonus that would otherwise be payable in cash to a Participant, be converted into Awards pursuant to Article 6.

ARTICLE 6
Terms and Conditions of Awards

Subject to Section 6A, if a Participant remains employed through the Award Grant Date for Salary or Annual Bonus converted pursuant to Section 5.1 or Section 5.2, the Participant shall be granted Awards subject to the following terms and conditions:

Section 6.1.  Exercise Price of Options.  The exercise price per Share, if any, under each Option granted pursuant to this Article 6 shall be indicated in the Award Agreement.  The exercise price per Share of any Option granted hereunder shall be 100% of the Fair Market Value per Share on the Award Grant Date.

Section 6.2  Number of Shares Subject to Awards.

                (a)           Number of Options.  The number of Shares subject to an Option granted pursuant to this Article 6 shall be the number of whole Shares equal to A divided by B, where:

A =                            the dollar amount which the Participant has elected to convert to Options pursuant to Section 5.1; and

B =                              the per Share value of an Option on the Award Grant Date, as determined by the Committee using an option valuation model selected by the Committee in its discretion (such value to be expressed as a percentage of the Fair Market Value per Share on the Award Grant Date).

                In determining the number of Shares subject to an Option, (i) the Committee may designate the assumptions to be used in the selected option valuation model, and (ii) any fraction of a Share will be rounded down to the next whole number of Shares.  The maximum number of shares with respect to which Options may be granted to a Covered Employee in any calendar year is 750,000.

                (b)           Number of Shares of Restricted Stock.  The number of Shares subject to an Award of Restricted Stock granted pursuant to this Article 6 shall be the number of whole Shares equal to A divided by B, where:

A =                            the dollar amount which the Participant has elected to convert to Restricted Stock pursuant to Section 5.1; and

B =                              the Fair Market Value of a Share on the Award Grant Date.

In determining the number of Shares subject to an Award of Restricted Stock, any fraction of a Share will be rounded down to the next whole number of Shares.

Effective January 1, 2004, a Participant will only be entitled to convert Salary and/or Annual Bonus into Restricted Stock.

Section 6.3            Term of Awards.

                (a)           Exercise of Options.  Each Option shall be first exercisable, cumulatively, as to 10% of the total Shares subject to the Option commencing on each of the first through tenth annual anniversaries of the Award Grant Date.  Notwithstanding the foregoing, the exercisability of any Option held by a Covered Employee shall be deferred to the extent that the Committee, in its discretion, determines that current exercise of the Option would cause loss of the Company’s tax deduction pursuant to Section 162(m) of the Code.  In no event shall such deferral continue beyond the first day of the calendar year after the Awardee ceases to be a Covered Employee.  An Awardee’s death, Disability, retirement or other termination of employment shall not shorten the term of any outstanding Option.  In no event shall the period of time over which the Option may be exercised exceed the longer of (i) 11 years from the Award Grant Date, or (ii) the 30th day of the calendar year immediately following the year in which the Awardee ceased to be a Covered Employee.  An Option, or portion thereof, may be exercised in whole or in part only with respect to whole Shares.  Options may be exercised in whole or in part at any time during the exercise period by giving written notice of the exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the exercise price, in cash, by check or such other instrument as may be acceptable to the Committee (including instruments providing for “cashless exercise”).  Payment in full or in part may also be made in the form of unrestricted Shares already owned by the Awardee (based on the Fair Market Value of the Shares on the date the Option is exercised).  An Awardee shall have rights to dividends and other stockholder rights with respect to Shares subject to an Option only after the Awardee has given written notice of the exercise and has paid in full for such Shares.

                (b)           Terms of Restricted Stock Awards.

(i)            Grant and Restrictions.  Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), or in such installments or otherwise, as the Committee may determine at the Award Grant Date or thereafter.  Except to the extent restricted under the terms of the Plan or any related Award Agreement, an Awardee granted Restricted Stock shall have all of the rights of a stockholder with respect to such Restricted Stock, including the right to vote the Restricted Stock and the right to receive dividends thereon.  During the applicable restricted period, subject to Section 6.6, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Awardee.

(ii)           Forfeiture.  Subject to Section 6.4, upon termination of employment, Restricted Stock that is at the time of such termination subject to restrictions shall be forfeited and reacquired by the Company.

(iii)          Book-Entry Accounts; Certificates for Restricted Stock.  An account for each Awardee who is awarded Restricted Stock shall be maintained by the Company’s transfer agent or such other administrator designated by the Committee for the deposit of such Restricted Stock, or, in the sole discretion of the Committee, each Awardee may be issued a stock certificate registered in the name of the Awardee with respect to such Restricted Stock.  The Committee shall specify that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Restricted Stock, that the Company or transfer agent retain physical possession of such certificates, and that the Awardee deliver a stock power to the Company or transfer agent, as applicable, endorsed in blank, relating to the Restricted Stock.  Any such legend shall be substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Waddell & Reed Financial, Inc. 1998 Executive Stock Award Plan, as Amended and Restated (the “Plan”) and a Restricted Stock Award Agreement entered into between the registered owner and Waddell & Reed Financial, Inc. (the “Agreement”).  Copies of the Plan and Agreement are on file in the offices of Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas 66202.”

(iv)          Dividends and Splits.  Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property has been distributed.

Section 6.4            Accelerated Exercisability and Lapse of Restrictions.  Notwithstanding the normal exercisability schedule and forfeiture provisions set forth in Sections 6.3(a) and 6.3(b)(ii), any and all outstanding Options shall become immediately exercisable, and restrictions on any Award of Restricted Stock shall lapse and the Shares subject to such Award shall be deemed fully vested and nonforfeitable, upon the first to occur of (a) the death of the Awardee, (b) the Disability of the Awardee, (c) the occurrence of a Change in Control or, if and to the extent so determined by the Committee in writing at or after grant (subject to any right of approval expressly reserved by the Committee at the time of such determination), a Potential Change in Control, (d) the determination by the Committee that a particular Award, in whole or in part, shall become fully exercisable and/or nonforfeitable, or (e) as otherwise provided by the Committee by rule or regulation or in any Award Agreement, or as determined in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock shall be waived in whole or in part in the event of terminations resulting from specified causes.  Upon acceleration, an Option will remain exercisable for the remainder of its original term.

Section 6.5            Award Agreement.  Each Award granted under the Plan shall be evidenced by an Award Agreement which shall be executed by an authorized officer of the Company.  The Award Agreement shall contain provisions regarding (a) the number of Shares subject to the Award, (b) the exercise price per Share, if any, of the Award and the means of payment therefor, (c) the term of the Award, and (d) such other terms and conditions not inconsistent with the Plan as may be determined from time to time by the Committee.  The Committee, in its discretion, may include in the grant of any Option under the Plan, a stock option restoration program (“SORP”) provision.  A SORP provision shall provide, without limitation, that, if payment of the exercise price of an Option is made in the form of Shares, and the exercise of such Option occurs on the Annual SORP Exercise Date, an additional option to purchase Shares (a “SORP Option”) will automatically be granted to the Awardee effective as of the Annual SORP Exercise Date.  A SORP Option shall (i) have an exercise price equal to 100% of the Fair Market Value of the Shares on the

Annual SORP Exercise Date, (ii) have a term of no more than the later of (1) the term equal to that of the originally exercised Option giving rise to the SORP Option, not to exceed a maximum term of ten years and two days from the issuance date of the SORP Option (subject to any forfeiture provision or shorter limitation on exercise required under the Plan) or (2) the 30th day of the calendar year immediately following the year in which the Awardee ceases to be a Covered Employee, (iii) have an initial vesting date no earlier than six months after the date of its issuance, and (iv) cover a number of Shares equal to the number of Shares used to pay the exercise price of the originally exercised Option, plus the number of Shares (if any) withheld for income taxes and employment taxes (plus any selling commissions) with respect to such original exercise.  “Annual SORP Exercise Date” shall mean August 1, or if August 1 is not a Business Day, “Annual SORP Exercise Date” shall mean the next succeeding Business Day.  Notwithstanding the foregoing, the Committee may delay the Annual SORP Exercise Date to the extent it determines necessary to comply with regulatory or administrative requirements.

Section 6.6            Transferability of Awards.  No Award shall be assignable or transferable by the Awardee; provided, however, that an Award Agreement may provide that Options are transferable by will or the laws of descent and distribution; and provided, further, that the Committee may (but need not) permit other transfers of an Award where the Committee concludes that such transferability (a) does not result in accelerated taxation, and (b) is otherwise appropriate and desirable, taking into account any state or Federal securities laws applicable to Awards and the purposes of the Plan.

ARTICLE 6A
Performance Awards

Section 6A.1.  Performance Awards.  The Committee may grant an Award to a Covered Employee that is either a Performance Award or not a Performance Award.

Section 6A.2.  Individual Award Limitations.  In each calendar year during any part of which the Plan is in effect, an Eligible Executive (who may also be a Covered Employee) may not be granted Awards, Performance Awards or otherwise, that have, in the aggregate, more than 750,000 “points,” with each Option Award having one “point” for each Share with respect thereto, and each Award of Restricted Stock having three “points” with respect to each Share.  For illustrative purposes, a grant of an Option for ten Shares has ten “points,” and a grant of ten Shares of Restricted Stock has 30 “points.”  If an Award is canceled, the canceled Award continues to be counted against the maximum number of Shares that may be granted to the Eligible Executive under the Plan.

Section 6A.3.  Performance Goals for Performance Awards.  Each Performance Award shall be structured so as to qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Code.

(a)           Option Performance Awards.  The exercise price of a Performance Award that is an Option Award shall not be less than 100% of the Fair Market Value of the Shares on the date of grant of such Performance Award.

(b)           Restricted Stock Performance Awards.  The grant, vesting and/or settlement of a Performance Award that is a Restricted Stock Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 6A.3.

(i)            Performance Goals Generally.  The performance goals for Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Committee consistent with this Section 6A.3.  Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of such performance goals being “substantially uncertain.”  The Committee may condition the grant, exercise, vesting and/or settlement of any Performance Award upon achievement of any one or more performance goals.  Performance goals may differ for Performance Awards granted to any one Eligible Executive or to different Eligible Executives.

(ii)           Business Criteria.  Any or all of the following business criteria (including or excluding extraordinary and/or non-recurring items to be determined by the Committee in advance) for the Company on a consolidated basis, and/or for specified Subsidiaries or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for Performance Awards: (1) earnings per share; (2) increase in revenues; (3) increase in cash flow; (4) increase in cash flow return; (5) return on net assets; (6) return on assets; (7) return on investment; (8) return on capital; (9) return on equity; (10) economic value added; (11) operating margin; (12) contribution margin; (13) net income; (14) pre-tax earnings; (15) pre-tax earnings before interest, depreciation and amortization; (16) pre-tax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (17) operating income; (18) total stockholder return; (19) debt reduction; and (20) any of the above goals determined on an absolute or relative basis, or as adjusted in any manner which may be determined in the discretion of the Committee, or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of competitor companies, including the group selected by the Company for purposes of any stock performance graph contained in the proxy statement for the Company’s most recent annual meeting of stockholders.

(iii)          Performance Period; Timing for Establishing Performance Goals.  Achievement of performance goals shall be measured over a performance period of up to ten years, as specified by the Committee.  Performance goals shall be established not later than 90 days (or, for performance periods of less than 1 year, the passage of 25% of the performance period) after the beginning of any performance period applicable to such Performance Award, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

(iv)          Settlement of Performance Awards; Other Terms.  After the end of each performance period, the Committee shall determine the amount, if any, of such Performance Award payable to the Covered Employee.  Settlement of such Performance Awards shall be in cash, Shares, or other awards or property, as determined in the sole discretion of the Committee.  The Committee may, in its discretion, reduce the amount of any Performance Award to be settled upon achievement of the associated performance goals, but may not exercise discretion to increase any such amount payable to a Covered Employee with respect to such Performance Award.

Section 6A.4.  General.  The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of a Performance Award that is not mandatory under the Plan; provided, however, that notwithstanding any other provision of the Plan, the Committee shall not have any discretion to accelerate, waive or modify any term or condition of an Award that is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code if such discretion would cause such Performance Award not to so qualify.

Section 6A.5.  Written Determinations.  All determinations by the Committee as to the establishment of performance goals, the amount of any potential individual Performance Awards, and the achievement of performance goals relating to Performance Awards that are Restricted Stock Awards, shall be made in writing in the case of any award intended to qualify under Section 162(m) of the Code.  The Committee may not delegate any responsibility relating to Performance Awards.  The determination as to whether any performance goal, with respect to any Performance Award, has been satisfied shall be made prior to the payment of any compensation relating to a Performance Award.

Section 6A.6.  Performance Awards under Section 162(m) of the Code.  It is the intent of the Company that Performance Awards granted to persons who are or likely will become “covered employees” (within the meaning of Section 162(m) of the Code) shall constitute “performance-based compensation” within the meaning of Section 162(m) of the Code.  Accordingly, the terms of this Section 6A, including the definition of “Covered Employee” and other terms used herein, shall be interpreted in a manner consistent with Section 162(m) of the Code.  If any provision of the Plan as in effect on the date of adoption or any agreements relating to Performance Awards that are designated as intended to comply with Section 162(m) of the Code do not comply or are inconsistent with the requirements of Section 162(m) of the Code, then such provisions shall be construed or deemed amended to the extent necessary to conform to such requirements.

Section 6A.7.  Conflicts Among Plan Provisions.  To the extent this Section 6A conflicts with another provision of the Plan, this Section 6A shall control.

ARTICLE 7
Shares Subject to the Plan

Section 7.1            Shares Subject to the Plan.  Subject to adjustment as provided in Article 9, the total number of Shares reserved and available for issuance in connection with Awards under the Plan shall not exceed 3,750,000 Shares.  Shares delivered under the Plan may be newly issued Shares or previously issued and reacquired Shares.  To the extent that Shares subject to an outstanding Award are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such Award or by reason of the delivery of Shares to pay all or a portion of the exercise price of an Award, then such Shares shall again be available for issuance under the Plan, except that if such Shares could not again be available for Awards to a particular Participant under any applicable law or regulation, such Shares shall be available exclusively for Awards to Participants who are not subject to such limitation.

In the case of Options exercised with payment in Shares under a SORP provision, the number of Shares transferred by the Awardee in payment of the exercise price plus the number of Shares withheld for income and employment taxes (plus any selling commissions) on such exercise will be netted against the number of Shares issued to the Awardee in the exercise, and only the net number shall be charged against the 3,750,000 limitation set forth above.

ARTICLE 8
Amendment, Suspension and Termination

Section 8.1.  Amendment, Suspension and Termination.  The Board may amend, suspend or terminate the Plan or any Award Agreement at any time; provided, however, that the Board may condition any amendment or modification on the approval of stockholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations, or securities exchange listing standards, and no such amendment, modification or termination shall adversely affect any outstanding Awards without the consent of the Participant.

ARTICLE 9
Adjustment Provisions

Section 9.1            Change in Corporate Structure Affecting Shares.  If the Company shall at any time change the number of issued Shares without new consideration to the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the Shares) or make a distribution of cash or property which has a substantial impact on the value of issued Shares, the total number of Shares reserved for issuance under the Plan shall be appropriately adjusted and the exercise price per Share, if any, and the number of Shares underlying each outstanding Award shall be adjusted so that the aggregate consideration payable to the Company and the value of each such Award shall not be changed.  In addition, the aggregate number of Shares available for issuance to any Participant pursuant to Section 6.2 shall be adjusted to take into account any change in corporate structure affecting Shares.  Adjustments pursuant to this Section 9.1 shall not be made to the extent the Plan has been amended to reflect any adjustment contemplated in this Section 9.1.

Section 9.2            Certain Reorganizations.  Notwithstanding any other provision of the Plan, and without affecting the number of Shares reserved or available hereunder, the Committee shall authorize the issuance, continuation or assumption of outstanding Awards or provide for other equitable adjustments after changes in the Shares resulting from any merger, consolidation, sale of assets, acquisition of property or stock, recapitalization, reorganization or similar occurrence in which the Company is the continuing or surviving corporation, upon such terms and conditions as it may deem necessary to preserve Awardees’ rights under the Plan.

Section 9.3            Acquisitions.  In the case of any sale of assets, merger, consolidation or combination of the Company with or into another entity, other than a transaction in which the Company is the continuing or surviving corporation and which does not result in the outstanding Shares being converted into or exchanged for different securities, cash or other property, or any combination thereof (an “Acquisition”), any Awardee who holds an outstanding Award shall have the right (subject to the provisions of the Plan and any limitation applicable to the Award) thereafter and during the term of the Award, to receive upon exercise or vesting thereof, the Acquisition Consideration receivable upon the Acquisition by a holder of the number of Shares which would have been obtained upon exercise of the Option or portion thereof or vesting of all or a portion of the Restricted Stock subject to an Award, as the case may be, immediately prior to the Acquisition; provided, however, the Committee, in its sole discretion, may settle the value of any Award on the basis of the Acquisition Consideration as of the date the Acquisition occurs, or such other date as the Committee may determine prior to the Acquisition, in cash, stock or other property, or any combination thereof.  To the extent any such settlement made in the sole discretion of the Committee is made in Shares, such Shares will be deemed to have been distributed under the Plan.

ARTICLE 10
Miscellaneous

Section 10.1.  Withholding.  If any Award granted under the Plan is or becomes subject to any withholding requirement, the Committee may require the Awardee to remit such withholding as a condition to exercising an Option or any portion thereof, or to receiving any Shares underlying an Award of Restricted Stock or the lapsing of restrictions thereon.

Section 10.2.  Compliance with SEC Regulations.  All grants, vesting, lapsing of restrictions, and exercises of Awards under the Plan shall be executed in accordance with the requirements of Section 16 of the Exchange Act, and any regulations promulgated thereunder, to the extent applicable.  To the extent that any of the provisions contained herein do not conform with Rule 16b-3 of the Exchange Act or any amendments thereto or any successor regulations, then the Committee may make such modifications so as to conform the Plan and any Awards granted thereunder to the requirements of Rule 16b-3.

Section 10.3.  Validity.  In the event that any provision of the Plan or any related Award Agreement is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan or any related Award Agreement.

Section 10.4.  Inurement of Rights and Obligations.  The rights and obligations under the Plan and any related agreements shall inure to the benefit of, and shall be binding upon the Company, its successors and assigns, and the Eligible Executives and their beneficiaries.

Section 10.5.  Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

Section 10.6.  Governing Law.  The Plan shall be construed, governed and enforced in accordance with the laws of the State of Delaware, except as such laws are preempted by applicable Federal law.

Section 10.7.  Tax Status of Plan.  The Plan is not intended to be a “nonqualified deferred compensation plan” under Section 409A of the Code and shall be construed and administered accordingly.  If any term or provision contained herein would otherwise cause the Plan to be characterized as a “nonqualified deferred compensation plan” under Section 409A of the Code, then, without further action by the Company, such term or provision shall automatically be modified to the extent necessary to avoid such characterization.

ARTICLE 11
Limitations on Payments

Section 11.1.  Limitations on Payments.

(a)           Excess Parachute Payments.  Notwithstanding any other provision of the Plan or any other agreement, arrangement or plan, in no event shall the Company pay or be obligated to pay any Participant an amount which would be an Excess Parachute Payment, except as provided in Section 11.1(f) and except as the Committee specifically provides otherwise in the Participant’s Award Agreement.  For purposes of the Plan, the term “Excess Parachute Payment” shall mean any payment or any portion thereof which would be an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, and would result in the imposition of an excise tax under Section 4999 of the Code, in the opinion of tax counsel selected by the Company (“Tax Counsel”).  In the event it is determined that an Excess Parachute Payment would result if the full acceleration of vesting and exercisability provided in Section 6.4 were made (when added to any other payments or benefits contingent on a change of control under any other agreement, arrangement or plan), the payments due under Section 6.4 shall be reduced to the minimum extent necessary to prevent an Excess Parachute Payment; then, if necessary to prevent an Excess Parachute Payment, benefits or payments under any other plan, agreement or arrangement shall be reduced.  If it is established pursuant to a final determination of a court or an Internal Revenue Service administrative appeals proceeding that, notwithstanding the good faith of the Participant and the Company in applying the terms of this Article 11, a payment (or portion thereof) made is an Excess Parachute Payment, then, the Company shall pay to the Participant an additional amount in cash (a “Gross-Up Payment”) equal to the amount necessary to cause the amount of the aggregate after-tax compensation and benefits received by the Participant hereunder (after payment of the excise tax under Section 4999 of the Code with respect to any Excess Parachute Payment, and any state and Federal income taxes with respect to the Gross-Up Payment) to be equal to the aggregate after-tax compensation and benefits the Participant would have received as if Sections 280G and 4999 of the Code had not been enacted.

(b)           Determination of Gross-Up Payments.  Subject to the provisions of Section 11.1(c), the amount of any Gross-Up Payment and the assumptions to be utilized in arriving at such amount, shall be determined by a nationally recognized certified public accounting firm designated by the Company (the “Accounting Firm”).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to Section 11.1(a), shall be paid by the Company to the Participant within five Business Days after the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Company and the Participant.

(c)           Claims Procedures.  A Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification shall be given no later than ten Business Days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of the claim and the date of requested payment.  A Participant shall not pay the claim prior to the expiration of the 30-day period following the date on which it gives notice to the Company.  If the Company notifies such Participant in writing prior to the expiration of the 30-day period that it desires to contest such claim, the Participant shall:

                (i)            provide the Company with any information reasonably requested by the Company relating to such claim;

                (ii)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Participant;

                (iii)          cooperate with the Company in good faith in order to effectively contest such claim; and

                (iv)          permit the Company to participate in any proceedings relating to such claim.

Without limitation on the foregoing provisions of this Section 11.1(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any excise tax or income tax (including interest and penalties with respect thereto) imposed as a result of the contest; provided, further, that if the Company directs the Participant to pay any claim and sue for a refund, the Company shall advance the amount of the payment to the Participant, on an interest-free basis, and shall indemnify and hold the Participant harmless, on an after-tax basis, from any excise tax or income tax (including interest or penalties with respect thereto) imposed with respect to the advance or with respect to any imputed income with respect to the advance.

(d)           Payment of Gross-Up Payments.  In the event the Company exhausts its remedies pursuant to Section 11.1(c) and the Participant thereafter is required to make a payment of any excise tax, the Accounting Firm shall determine the amount of the Gross-Up Payment required and such payment shall be promptly paid by the Company to or for the benefit of such Participant.

(e)           Claim Refunds.  If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 11.1(c), the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall promptly after receiving such refund pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 11.1(c), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(f)            Exception to Limitation on Payments.  Notwithstanding the foregoing, the limitation set forth in Section 11.1(a) shall not apply to a Participant if, in the opinion of Tax Counsel or the Accounting Firm, the total amounts payable to the Participant hereunder and under any other agreement, arrangement or plan as a result of a change of control (calculated without regard to the limitation of Section 11.1(a)), reduced by the amount of excise tax imposed on the Participant under Section 4999 of the Code with respect to all such amounts and further reduced by the state and Federal income taxes on amounts paid in excess of the limitation set forth in Section 11.1(a), would exceed such total amounts payable after application of the limitation of Section 11.1(a).  No Gross-Up Payment shall be made in such case.

EXHIBIT A

Bonus Conversion Election Form

for Calendar Year 20

Election to Convert Annual Bonus to Restricted Stock pursuant to the

Waddell & Reed Financial, Inc. 1998 Executive Stock Award Plan

As Amended and Restated

The following constitutes the irrevocable election of the undersigned under the Waddell & Reed Financial, Inc. 1998 Executive Stock Award Plan, As Amended and Restated (the “Plan”) with respect to the undersigned’s Annual Bonus as an executive officer of Waddell & Reed Financial, Inc. (the “Company”) or its Affiliates to be earned by the undersigned during the calendar year identified above (“Current Year Bonus”).  Capitalized terms used herein and not otherwise defined have the meanings assigned such terms in the Plan.

I hereby irrevocably elect to convert into an Award of Restricted Stock pursuant to the Plan for the year identified above,     % [indicate any percentage up to 100%, in 10% increments] or $                   [indicate any dollar amount in increments of $10,000] of my Current Year Bonus.

Executed to be effective as of                     , 20     .

(Signature)

(Print Name)

A-1

EXHIBIT B

Salary Conversion Election Form

for Calendar Year 20

Election to Convert Salary to Restricted Stock Pursuant to the

Waddell & Reed Financial, Inc. 1998 Executive Stock Award Plan

As Amended and Restated

The following constitutes the irrevocable election of the undersigned under the Waddell & Reed Financial, Inc. 1998 Executive Stock Award Plan, As Amended and Restated (the “Plan”) with respect to the undersigned’s Salary as an executive officer of Waddell & Reed Financial, Inc. (the “Company”) or its Affiliates to be earned by the undersigned during the calendar year identified above.  Capitalized terms used herein and not otherwise defined have the meanings assigned such terms in the Plan.

I hereby irrevocably elect to convert into an Award of Restricted Stock pursuant to the Plan for the year identified above,    % [indicate any percentage up to 100%, in 10% increments] or $              [indicate any dollar amount in increments of $10,000] of my Salary.

Executed to be effective as of                  , 20    .

(Signature)

(Print Name)

B-1